SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A)
                 OF THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO.      )

     Filed by the Registrant                      [X]
     Filed by a Party other than the Registrant   [ ]

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use
                                             of the Commission only
                                             (as permitted by Rule
                                             14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [X]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12

                         THE MICROCAP FUND, INC.
            (Name of Registrant as Specified in its Charter)

              (Name of Persons(s) Filing Proxy Statement,
                        if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Ex-change Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules
          14a-6(i)(4) and 0-11.
          (1)  Title of each class of securities to which
               transaction applies:
                 Common Shares, par value $0.01 per share
                 Series A Convertible Preferred Shares,
                    par value $0.01 per share
          (2)  Aggregate number of securities to which trans-
               action applies:
                 2,110,573    Common Shares
                   253,367    Series A Convertible Pre-
                              ferred Shares
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
               Rule 0-11 (Set forth the amount on which the
               filing fee is calculated and state how it was
               determined):
                 $6.375       Common Shares
                 $7.96875     Series A Convertible Pre-
                              ferred Shares
          (4)  Proposed maximum aggregate value of transac-
               tion:
                 $15,473,922
          (5)  Total fee paid:
                 $ 3,095
     [X]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:


          (3)  Filing Party:
          (4)  Date Filed:



     THE MICROCAP FUND, INC.
     575 FIFTH AVENUE
     37TH FLOOR
     NEW YORK, NEW YORK  10017

                                             June 26, 1996

     Dear Shareholder,

     The enclosed proxy statement outlines the plan of liquidation for The MicroCap Fund, Inc. (the "Fund") which has been endorsed by the Fund's management and Board of Directors. I urge you to carefully read the enclosed material and to vote in favor of the plan by marking the box "FOR" on the enclosed white proxy card, signing, dating and promptly mailing it in the return envelope provided.

     The Fund's Board of Directors and I believe this plan of liquidation to be the fastest, easiest and least expensive way to liquidate the Fund and distribute the proceeds of the liquidation to its shareholders.

     The plan we are proposing calls for an initial distribution of approximately 80% of the Fund's available cash shortly after approval of the plan by the Fund's shareholders. The amount of the initial distribution will be determined after appropri-ate valuations and reserves are established based on reviews by the Fund's accountants, counsel or other consultants. In addition, upon approval of the plan, the Fund's current management team and Board of Directors will tender their resignations. An independent Trustee will be appointed by the Board of Directors to carry out the liquidation of the Fund. The Trustee's function will be to liquidate the Fund's remain-ing assets which are primarily comprised of investment securi-ties with varying degrees of liquidity. The Trustee will seek to maximize shareholder value while expeditiously selling the securities for cash.

     The only opposition to this plan that we are aware of has come from a group of minority shareholders led by Michael Falk.
     Mr. Falk and his firm, Commonwealth Associates, have been named in a lawsuit filed on behalf of the shareholders of the Fund which seeks damages for fraud, breach of fiduciary duty, and violations of various securities laws. We believe that this lawsuit has substantial value and we plan to distribute the proceeds of any award or settlement to the Fund's share-holders. We further believe that Mr. Falk's group is attempt-ing to gain control of the liquidation process and thus be in a position to have the lawsuit dismissed.

     Mr. Falk's group has attempted to shift the focus away from the plan of liquidation in an effort to discredit the current management team and Board of Directors, claiming that they have done a poor job of managing the Fund. What Mr. Falk's group has failed to mention however, is that every single failed investment made by the Fund was made by a management team controlled by Mr. Falk, before the current management team was installed in May 1994. In liquidating these failed investments, the current management kept Mr. Falk informed and he endorsed each liquidation decision made by current management. The current management team has not made any substandard investments and stands by its decisions to liqui-date failed investments. These are facts that no level of bad publicity from Mr. Falk's group can change.

     We feel that it is truly unfortunate that the Fund's share-holders are being barraged with so much negative propaganda designed to divert attention from the matter at hand. The Fund's Board of Directors and I urge you to look past the distractions and to focus on the most important issues:
     Whether liquidation of the Fund is in your best interest, and if so, how to maximize the value to you.

     The Fund's Board of Directors is firmly focused on making sure these issues are concluded properly. Please be assured of our continued commitment to the process of maximizing the value of your investment in the Fund. Thank you for your support.

                                        Sincerely,

                                        /s/ Kamal Mustafa
                                        President, Chief Executive
                                        Officer and Portfolio
                                        Manager

     YOUR VOTE IS IMPORTANT.
     REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN,
     PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD TODAY.

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING,
     PLEASE CALL OUR PROXY SOLICITOR:
     D. F. KING & CO., INC.
     TOLL-FREE (800) 290-6432